Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS RESULTS FOR THE 2008 THIRD QUARTER,

NEW STUDENT ENROLLMENT INCREASED 19.4%; EPS INCREASED 30.6% TO $1.28

CARMEL, IN, October 23, 2008—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the third quarter of 2008 increased 19.4% to 21,807 compared to 18,270 in the third quarter of 2007. Total student enrollment increased 14.7% to a record 61,556 as of September 30, 2008 compared to 53,675 as of September 30, 2007.

Earnings per share (“EPS”) in the third quarter of 2008 increased 30.6% to $1.28 compared to $0.98 in the third quarter of 2007. Revenue in the three months ended September 30, 2008 increased 16.7% to $254.3 million compared to $217.9 million in the third quarter of 2007. Operating margin increased 290 basis points to 31.8% in the third quarter of 2008 compared to 28.9% in the same period in 2007.

The company provided the following information for the three and nine months ended September 30, 2008 and 2007:

Financial and Operating Data For The Three Months Ended September 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2008	2007	Increase/ (Decrease)

Revenue	$254.3	$217.9	16.7%
Operating Income	$80.8	$62.9	28.4%
Operating Margin	31.8%	28.9%	290 basis points
Net Income	$50.2	$39.7	26.5%
Earnings Per Share (diluted)	$1.28	$0.98	30.6%
New Student Enrollment	21,807	18,270	19.4%
Continuing Students	39,749	35,405	12.3%
Total Student Enrollment as of September 30th	61,556	53,675	14.7%
Quarterly Persistence Rate (A)	72.5%	72.4%	10 basis points
Revenue Per Student	$4,641	$4,459	4.1%
Cash and Cash Equivalents, Restricted Cash and Investments as of September 30th	$287.3	$273.3	5.1%
Bad Debt Expense as a Percentage of Revenue	5.0%	1.8%	320 basis points
Days Sales Outstanding as of September 30th	12.1 days	6.9 days	5.2 days
Deferred Revenue as of September 30th	$142.0	$192.7	(26.3)%
Debt as of September 30th	$150.0	$150.0
Weighted Average Diluted Shares of Common Stock Outstanding	39,195,000	40,572,000
Shares of Common Stock Repurchased	184,700(B)	829,100 (C)
Land and Building Purchases	$3.9 (D)	$2.8 (E)	42.7%
Number of New Colleges in Operation	1	2
Capital Expenditures, Net	$4.3	$4.4	(1.5)%

Financial and Operating Data For The Nine Months Ended September 30th
(Dollars in millions, except per share and per student data)
	2008	2007	Increase/ (Decrease)

Revenue	$735.5	$639.1	15.1%
Operating Income	$225.8	$164.7	37.1%
Operating Margin	30.7%	25.8%	490 basis points
Net Income	$140.0	$103.1	35.7%
Earnings Per Share (diluted)	$3.56	$2.51	41.8%
Revenue Per Student	$13,617	$13,215	3.0%
Bad Debt Expense as a Percentage of Revenue	4.0%	2.2%	180 basis points
Weighted Average Diluted Shares of Common Stock Outstanding	39,291,000	41,087,000
Shares of Common Stock Repurchased	1,049,700 (F)	2,359,000 (G)
Land and Building Purchases	$17.1 (H)	$11.5 (I)	49.3%
Number of New Colleges in Operation	6	8
Capital Expenditures, Net	$12.1	$11.3	7.2%

_______________________

(A)	Represents the number of Continuing Students in the academic quarter, divided by the Total Student Enrollment in the immediately preceding academic quarter.
(B)	For approximately $16.0 million or at an average price of $86.47 per share.
(C)	For approximately $87.3 million or at an average price of $105.31 per share.
(D)	Represents costs associated with renovating, expanding or constructing buildings at 14 of the company’s locations.
(E)	Represents costs associated with renovating, expanding or constructing buildings at eight of the company’s locations.
(F)	For approximately $87.8 million or at an average price of $83.62 per share.
(G)	For approximately $228.1 million or at an average price of $96.68 per share.
(H)

Represents costs associated with purchasing a parcel of land on which the company is constructing a building, and purchasing, renovating, expanding or constructing buildings at 17 of the company’s locations.

(I)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 14 of the company’s locations.

Kevin M. Modany, Chairman, CEO and President of ITT/ESI, said, “In the midst of one of the nation’s most tumultuous economic periods, our organization delivered some of the most impressive results in its history. We could not be more proud of our management, faculty and staff for the results that they produced in the third quarter of 2008. As we look forward over the next several quarters, we believe that the national economy will continue to face significant challenges. In past recessionary environments, however, our student enrollment grew as more people pursued postsecondary education to learn new, or upgrade existing, skills in order to help them compete in a soft economy and a tighter job market. We view that to be particularly relevant in today’s employment climate where skilled labor is valued at a premium. As a result, we are optimistic about our prospects during the current economic environment, and believe that we are well positioned to help the country navigate through this very difficult time and benefit in the process.”

Modany continued, “As a result of the incredibly strong results in the third quarter that exceeded our internal expectations, we are raising our internal goal for 2008 EPS from the range of $4.65 to $4.75 to a revised range of $4.90 to $5.00.”

Modany observed, “One of the benefits that we are experiencing from the slowing economy is a favorable shift in the availability of advertising opportunities and our cost to advertise. We experienced a very attractive advertising environment during the third quarter of 2008, and we believe that it will remain favorable into 2009. Marketing expenditures in the third quarter of 2008 increased 7% compared to the same quarter in 2007 and generated very strong interest in our programs of study across all six of our schools of study. We believe that the increase in our marketing expenditures in the fourth quarter of 2008 will remain below our originally planned increase of 10% to 15% over the same prior year period.”

Modany noted that, “Our quarterly persistence rate increased 10 basis points to 72.5% in the third quarter of 2008 compared to 72.4% in the same period in 2007, despite a solid increase in the number of graduates in the third quarter of 2008. The increase in the persistence rate was the result of improved student retention. The increased number of graduates was a result of the improved student retention that we experienced in 2007 and, for the same reason, we believe that we will see a substantial year-over-year increase in the number of graduates in the fourth quarter of 2008. If the year-over-year increase in graduates are excluded, we believe that our quarterly persistence rate in the fourth quarter of 2008 will be fairly consistent with the rate reported for the fourth quarter of 2007.”

Modany reported, “We continue to manage through the significant disruption in the credit markets, which has reduced significantly the amount of private loans available to our students compared to last year. While several high profile developments in the financial services sector were reported in the press throughout the third quarter of 2008, our students did not suffer any additional restrictions on their ability to access private student loans during that quarter. Based on recent conversations with the lenders who offered private loans to our students during the third quarter, we do not anticipate that our students’ access to private loans will be subject to any additional restrictions during the remainder of 2008.”

Modany observed that, “Our students continue to have unrestricted access to federal student loans through a variety of lenders participating in the Federal Family Education Loan (“FFEL”) program. We do not believe that there will be any interruption to our students’ access to federal student loans through the FFEL program for the foreseeable future. Nevertheless, all of our colleges are prepared to immediately begin participating in the Federal Direct Loan (“FDL”) program in the event that our students’ access to federal student loans through the FFEL program is interrupted. Under the FDL program, students access federal student loans directly from the U.S. Department of Education, instead of through banks and other lenders.”

Modany continued, “Operations began at our 103rd college in Madison (Jackson), MS in the third quarter of 2008, increasing to 36 the number of states in which we have colleges. During the first nine months of 2008, we began operations at six new colleges. We plan to begin operations at up to two additional colleges in the fourth quarter of 2008, which will bring us to the high end of our internal goal of opening between six and eight new locations in 2008.”

Modany further reported that, “All seven of the ITT Technical Institutes in Texas received authorization to offer bachelor degree programs in the third quarter, bringing to 85 the number of ITT Technical Institutes that currently offer bachelor degree programs. This is very good news, because our students in Texas and their employers have been encouraging us to offer bachelor degree programs in Texas for years. We believe that the bachelor degree programs will help our colleges in Texas attract a broader base of students and motivate current students and graduates to extend their studies.”

Modany concluded, “I’m also very happy to report that the hard work and success of our management, faculty and staff have not gone unnoticed. ITT Educational Services, Inc. was ranked 11th in Forbes’ fourth annual list of The 100 Best Mid-Cap Stocks in America that was published in September 2008. Forbes’ list was based on mid-cap companies ‘that show a unique combination of growth, financial stability and promising forecasts for the coming years.’  We appreciate the recognition and couldn’t agree more with Forbes’ decision to include us on the list.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “Revenue increased 16.7% to $254.3 million in the three months ended September 30, 2008 compared to $217.9 million in the same period in 2007. The increase in revenue was primarily due to the reported increase in total student enrollment and tuition rates.”

Fitzpatrick continued, “Operating margin in the three months ended September 30, 2008 increased 290 basis points to 31.8% compared to 28.9% in the third quarter of 2007. This increase was driven by further leveraging our fixed operating costs and greater efficiencies realized in the execution of our marketing and advertising plan during the quarter.”

Fitzpatrick added, “Bad debt expense as a percentage of revenue increased to 5.0% in the three months ended September 30, 2008 compared to 1.8% in the same period in 2007. Days sales outstanding as of September 30, 2008 were 12.1 days, compared to 6.9 days at the same point in 2007. We believe that our bad debt expense as a percentage of revenue and our days sales outstanding could increase in the fourth quarter of 2008 as we continue to offer internally funded financing to eligible students who fail to qualify for private education loans.”

Fitzpatrick further noted, “In the three months ended September 30, 2008, we repurchased 184,700 shares of our common stock at an average price per share of $86.47. There are approximately 4.0 million shares remaining to be repurchased under our current share repurchase program. Looking forward to the remaining part of the year and into 2009, we may repurchase additional shares, subject to changing, and sometimes volatile, market conditions.”

Fitzpatrick closed by noting, “We believe that we are very well positioned to continue achieving our internal operating and financial goals over the long term, and that the fundamentals of our business remain very strong.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for education loans; the company’s ability to collect internally funded financing from its students; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:

Staci Schneider

Director of Communications	www.ittesi.com

(317) 706-9274

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	September 30, 2008	December 31, 2007	September 30, 2007
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$136,698	$7,228	$10,322
Short-term investments	150,000	303,360	261,760
Accounts receivable, net	33,309	15,132	16,351
Deferred income taxes	13,012	7,418	10,216
Prepaid expenses and other current assets	12,997	16,685	11,825
Total current assets	346,016	349,823	310,474

Property and equipment, net	166,140	153,265	153,394
Direct marketing costs, net	22,694	20,567	21,195
Other assets	19,481	17,298	12,285
Total assets	$554,331	$540,953	$497,348

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$--	$--	$42,857
Accounts payable	58,781	45,120	57,658
Accrued compensation and benefits	28,574	16,137	16,515
Accrued income taxes	1,753	6,028	313
Other accrued liabilities	12,274	11,512	12,634
Deferred revenue	142,044	213,127	192,673
Total current liabilities	243,426	291,924	322,650

Long-term debt	150,000	150,000	107,143
Deferred income taxes	10,108	11,754	11,768
Other liabilities	19,207	16,717	15,766
Total liabilities	422,741	470,395	457,327

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--	--
Common stock, $.01 par value,
300,000,000 shares authorized, 54,068,904 issued	541	541	541
Capital surplus	133,723	127,017	117,407
Retained earnings	670,073	531,363	502,870
Accumulated other comprehensive (loss)	(3,417)	(3,417)	(6,280)
Treasury stock, 15,376,719, 14,375,582 and 14,316,212
shares, at cost	(669,330)	(584,946)	(574,517)
Total shareholders' equity	131,590	70,558	40,021
Total liabilities and shareholders' equity	$554,331	$540,953	$497,348

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Revenue	$254,273	$217,932	$735,533	$639,084

Costs and expenses:
Cost of educational services	95,011	88,822	282,219	270,173
Student services and administrative expenses	78,500	66,192	227,535	204,210
Total costs and expenses	173,511	155,014	509,754	474,383

Operating income	80,762	62,918	225,779	164,701
Interest income	1,565	2,433	4,774	8,180
Interest (expense)	(1,012)	(2,120)	(3,588)	(6,303)
Income before provision for income taxes	81,315	63,231	226,965	166,578
Provision for income taxes	31,129	23,563	87,017	63,455

Net income	$50,186	$39,668	$139,948	$103,123

Earnings per share:
Basic	$1.29	$0.99	$3.59	$2.55
Diluted	$1.28	$0.98	$3.56	$2.51

Supplemental Data:
Cost of educational services	37.4%	40.7%	38.4%	42.3%
Student services and administrative expenses	30.8%	30.4%	30.9%	31.9%
Operating margin	31.8%	28.9%	30.7%	25.8%
Student enrollment at end of period	61,556	53,675	61,556	53,675
Technical institutes at end of period	103	95	103	95
Shares for earnings per share calculation:
Basic	38,777,000	39,958,000	38,938,000	40,437,000
Diluted	39,195,000	40,572,000	39,291,000	41,087,000

Effective tax rate	38.3%	37.3%	38.3%	38.1%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$50,186	$39,668	$139,948	$103,123
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	5,077	5,030	16,335	17,770
Provision for doubtful accounts	12,839	3,845	29,457	13,835
Deferred income taxes	(1,948)	(839)	(7,251)	(7,390)
Excess tax benefit from stock option exercises	(686)	(6,280)	(773)	(29,554)
Stock-based compensation expense	1,628	896	5,731	4,067
Changes in operating assets and liabilities:
Restricted cash	181	(642)	6,039	(655)
Accounts receivable	(16,950)	(10,266)	(47,634)	(20,819)
Direct marketing costs, net	(731)	12	(2,127)	433
Accounts payable	4,375	(2,459)	13,661	9,710
Accrued income taxes	(2,982)	16,381	(3,467)	23,620
Other operating assets and liabilities	4,331	7,311	11,214	7,325
Deferred revenue	3,706	281	(71,083)	(9,489)
Net cash flows from operating activities	59,026	52,938	90,050	111,976

Cash flows from investing activities:
Facility expenditures and land purchases	(3,944)	(2,764)	(17,107)	(11,460)
Capital expenditures, net	(4,286)	(4,351)	(12,103)	(11,293)
Proceeds from sales and maturities of investments	492,760	440,766	964,565	1,625,072
Purchase of investments	(472,260)	(412,241)	(811,205)	(1,691,825)
Net cash flows from investing activities	12,270	21,410	124,150	(89,506)

Cash flows from financing activities:
Excess tax benefit from stock option exercises	686	6,280	773	29,554
Proceeds from exercise of stock options	1,996	6,931	2,271	24,472
Repurchase of common stock	(15,971)	(87,316)	(87,774)	(228,079)
Net cash flows from financing activities	(13,289)	(74,105)	(84,730)	(174,053)

Net change in cash and cash equivalents	58,007	243	129,470	(151,583)

Cash and cash equivalents at beginning of period	78,691	10,079	7,228	161,905

Cash and cash equivalents at end of period	$136,698	$10,322	$136,698	$10,322